Exhibit 10.2*

EXECUTIVE RETIREMENT AGREEMENT

This Executive Retirement Agreement (this “Agreement”) is entered into between J.B. Hunt Transport, Inc., on behalf of itself and its officers, directors, shareholders, employees, agents, and parent, affiliated, predecessor, successor, subsidiary, and other related companies, and each of them, jointly and severally (herein singularly and collectively called the “Company”), and Terrence Matthews, on behalf of himself and his heirs, executors, guardians, administrators, successors, and assigns, and each of them, jointly and severally (herein singularly and collectively called “Employee”), who agree to be bound by all of the terms and conditions hereof. The “Effective Date” of this Agreement will be the eighth (8th) day after it is executed by Employee.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Reduction of Office Hours and Retirement. The parties agree that on April 1, 2020, Employee will resign from his position as Executive Vice President and President of the Intermodal business unit and assume the new position of Consultant for the President of the Intermodal business unit. Beginning April 1, 2020, Employee will be available to work, either at the Company’s corporate offices or remotely, the minimum number of hours necessary to remain a full-time employee of the Company.

Employee shall retire and resign from his employment with the Company and all of its affiliates effective as of July 16, 2020 (the “Retirement Date”). Employee will execute all documents necessary for retirement and resignation as an officer, director, manager, or other representative of the Company or any of its affiliates, including but not limited to the retirement document that is attached as Exhibit 1 to this Agreement.

Employee agrees and acknowledges that between the Effective Date of this Agreement and the Retirement Date, his employment shall remain as an employee at will, and this Agreement shall not be construed under any circumstance as a contract for employment or to otherwise alter in any way Employee’s at-will employment status. In addition, the consideration extended to Employee under this Agreement is subject to and contingent upon Employee remaining employed with Company through the Retirement Date, and if Employee’s employment with the Company terminates prior to the Retirement Date, whether by Company or by Employee, for any reason, this Agreement shall be null and void and without effect.

2.     Consideration to Employee. In exchange for and in reliance upon Employee’s promises and agreements herein, the Company will provide Employee the following consideration, which includes rights and benefits that Employee would not otherwise be entitled to absent this Agreement:

(a)     On the Retirement Date, all performance-based restricted share units (“PSU”) stock to which Employee is entitled under the Company’s Management Incentive Plan that are scheduled to vest on January 31, 2021 (a total of 15,405 PSU), on July 15, 2021 (3,000 PSU), and on January 31, 2022 (2,850 PSU), as described in Exhibit 2 hereto, shall cease to represent PSU stock and shall be converted into non-performance-based restricted share units (“RSU”) stock. Company agrees to accelerate vesting of such RSU stock, said RSU stock to vest on the Retirement Date or immediately upon expiration of the Revocation Period (as defined in Section 6(b)), whichever is later (“Accelerated Shares”). Accelerated Shares will be forfeited if Employee fails to satisfy all tax obligations with respect to such shares by August 15, 2020. In the event the Accelerated Shares vest pursuant to this Agreement after Employee’s Retirement Date, this Agreement modifies and amends the agreement(s) awarding such Accelerated Shares so that the Accelerated Shares are not forfeited upon termination of employment;

* Certain identified information has been redacted from this exhibit because it is both not material and would likely cause competitive harm to the Company if publicly disclosed.

(b)     Consistent with the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Employee will be allowed to continue coverage under the Company’s health insurance benefit plan(s) at Employee’s expense for the time period required by law provided that Employee makes a timely election to do so. The terms and conditions of coverage provided under any Company sponsored benefit plan shall be subject to change from time to time at the discretion of the Company.

Any payments or other benefits currently being provided to Employee that are not expressly set forth in Section 2 of this Agreement shall cease as of the Retirement Date (and Employee agrees to make no claim to entitlement to any form of compensation or other benefit from Company beyond those expressly provided for above). The Company shall be entitled to withhold from any amounts payable to Employee under this Agreement any federal, state, local, or foreign withholding or other taxes or charges that the Company concludes, in the exercise of its discretion, that it is required by applicable law to withhold.

3.     Protective Covenants

(a)     Definitions. The following defined terms are used below:

(i)     “Competing Business” means [****]; any business that is related to a Competing Business (such as a parent, affiliate or subsidiary of a Competing Business) and is engaged in the same line or lines of business as the Company; and any business (be it person or entity) that provides a product or service that is the same as or substantially similar to those of the Company such that its products or services would compete with or displace ongoing business opportunities for the Company’s products or services in effect, or under development, at the time Employee’s employment ends..

(ii)     “Confidential Information” means an item of information or a compilation of information, in any form (tangible or intangible), related to Company’s business that the Company has not intentionally made public or authorized public disclosure of and that is not readily available to the public through proper means in the same form or compilation. Confidential information includes, but is not limited to, inside information concerning Company methods, processes, operations, marketing programs, computer programs, customer lists, future plans and prospective customer lists, and similar proprietary information, inclusive of but not limited to trade secrets.

(iii)     “Conflicting Services” are services, as an employee, officer, director, owner, consultant, or otherwise, rendered on behalf of a Competing Business: (i) that are the same as or similar in nature, purpose, or function to the services that Employee provided to the Company or supervised on behalf of the Company in the Look Back Period (as defined below), or the supervision or management of any such services; or, (ii) that involve assisting a Competing Business with selling or servicing competing goods or services to a customer of the Company (or a customer’s representative) that Employee had access to Confidential Information about in the Look Back Period; or, (iii) that are otherwise likely to involve the use of disclosure of the Company’s Confidential Information. In this regard, Conflicting Services are understood to include, without limitation, services that involve managing, supervising, marketing or operating a Competing Business, as well as any services that involve providing advice or analysis used in business planning or material decision making of a Competing Business.

(iii)     “Look Back Period” means the last two (2) years of Employee’s employment with the Company.

(iv)     “Covered Customer” means any person or entity that does business with the Company and that during his employment Employee had dealings or contact with, supervised dealings or contact with, or had access to Confidential Information about. Given the high level of Employee’s position with the Company, it shall be presumed, unless Employee can show otherwise by clear and convincing evidence, that Employee had dealings with, supervised dealings with, or had access to Confidential Information about all of the customers of the Company that were active customers during the Look Back Period.

(v)     “Covered Supplier” means any supplier of the Company with whom Employee had dealings or contact, supervised dealings or contact, or with respect to whom Employee had access to Confidential Information while employed.

(vi)     “Restricted Area” means the continental United States, Canada, and Mexico. The foregoing is understood to be a reasonable geographic area because it is the area of the Company’s operations, and the area about which Employee would have been provided Company trade secrets and/or Confidential Information. A prohibited activity shall be construed as occurring within the Restricted Area even if it is conducted from a remote location outside the Restricted Area (such as by phone, computer, or other remote means) if the purpose or effect of the activity is to engage in business within the Restricted Area.

(b)     Restrictions. Employee agrees and covenants that during the [****] period following the Retirement Date, Employee shall not, directly or indirectly, for himself or any third party, alone or as a member of a partnership or limited liability company, or as an officer, director, shareholder, member, owner, employee or otherwise, engage in the following acts:

(i)     cause, consent to, or knowingly permit, his name or likeness to be used in the promotion or advancement of a Competing Business in the Restricted Area;

(ii)     perform, or agree to perform, Conflicting Services for a Competing Business operating in the Restricted Area;

(iii)     in person, or through the direction or control of others, knowingly solicit or communicate with a Covered Customer (regardless of who initiates contact) to or for the purpose of inducing, encouraging, or causing such Covered Customer to (a) do business with a Competing Business, (b) to divert a business opportunity away from the Company, or (c) to cease, not go forward with, or modify to the Company’s detriment, any existing business relationship that the customer has or could otherwise reasonably be anticipated to have with the Company absent such interference;

(iv)     in person, or through the direction or control of others, knowingly (a) communicate or attempt to communicate with any Covered Supplier for the purpose of encouraging that Covered Supplier to cease to do business with the Company, reduce the amount of business such Covered Supplier does with the Company, or modify to the Company’s detriment the business relationship that the Covered Supplier has with the Company; (b) assist another person or entity in the performance of acts prohibited by section (a) herein; or (c) use the Company’s Confidential Information to assist a Competing Business in evaluating or using the services of such Covered Supplier.

(v)     in person, or through the direction or control of others, knowingly solicit or communicate with an employee of the Company (regardless of who initiates contact) in order to hire away an employee of the Company, to help another business hire away an employee of the Company, or for the purpose of inducing, encouraging, or causing an employee of the Company to end, or modify to the Company’s detriment, any business relationship that the employee has with the Company;

(vi)     finance, hold an ownership interest in, or otherwise agree to participate in the profits of a Competing Business; provided, however, that this restriction shall not be construed to prohibit passive ownership interest in a Competing Business held through a mutual fund or similar pooled investment device that is not controlled by Employee, or through ownership of less than 2% of the publicly traded stock of the company.

Employee agrees that prior to engaging in any act that may reasonably be considered any of the above-described restricted acts, Employee will consult with Company’s President in writing regarding whether the proposed act is subject to these restrictions. Employee also agrees to provide Company with any reasonably requested information about the nature of any of Employee’s activities related to a Competing Business, Conflicting Services, Covered Customers, or Covered Suppliers so that the Company can evaluate compliance with this Agreement.

(c)     Purpose. The restrictions herein are ancillary to otherwise enforceable agreements incorporated in this Agreement, reasonable in scope, and necessary to protect the Confidential Information, goodwill, and other legitimate business interests of the Company. Employee agrees that the restrictions in this Agreement will not unduly impair his ability to make a living. Employee has been provided Confidential Information and business relationships (goodwill) in the course of his employment with the Company with the understanding that such would not be used to cause harm to the Company during employment or for a reasonable period thereafter. Employee has entered into a confidentiality agreement with the Company (the “Confidentiality Agreement”) which protects Confidential Information and trade secrets acquired in the course of Employee’s employment with the Company. The Confidentiality Agreement is ancillary to this Agreement, incorporated herein, and shall survive and remain in effect. However, the parties recognize that the obligations of the Confidentiality Agreement standing alone are inadequate and do not provide the parties with the type of clearly defined boundaries that they would prefer. Thus, the parties have agreed to supplement the Confidentiality Agreement with the restrictions provided for in this Agreement in order to fully and finally resolve and avoid any disputes over the proper restrictions on Employee’s conduct necessary to protect the Company’s legitimate business interests. Consistent with this purpose, this Agreement shall be enforced under rules of construction favoring settlement and resolution agreements.

4.     Remedies and Return of Gains

(a)     Survival. In the event Employee violates one of the time-limited restrictions in this Agreement, then the restricted period for such violated restriction shall be extended by one day for each day Employee has violated the restriction up to a maximum extension equal to the length of the period of forbearance originally bargained for. The existence of a cause of action by Employee against Company shall not constitute a defense to enforcement of the restrictions on Employee contained in Section 3 of this Agreement. If a court finds a restriction in Section 3 to be unenforceable as written, the Court will revise the restriction (for the jurisdiction covered by that court only) so as to make it enforceable to protect Company’s legitimate business interests and consistent with the stated purpose and intent of this Agreement. Nothing in this Agreement shall be deemed to replace or eliminate any legal duties or obligations that Employee may have to the Company as a former agent, officer, or fiduciary, to the extent such apply, under applicable laws that would apply absent this Agreement.

(b)     Specific Performance & Injunction. A violation of Section 3 of this Agreement would cause not only actual and compensable damage, but also irreparable harm and continuing injury to the Company, for which there would not be an adequate remedy at law. Accordingly, if Employee violates or threatens to violate Section 3 of this Agreement, the Company shall be entitled to an order compelling specific performance, and temporary and permanent injunctive relief in addition to, and not in lieu of, any and all other legal remedies to which it would otherwise be entitled.

(c)     Right to Cease Payments. If Employee violates this Agreement, the Company may, upon giving written notice to Employee, immediately cease providing any further payments or benefits that it may be providing to Employee pursuant to Section 2 above (other than any obligations under COBRA that are required to continue). The Company’s exercise of its right to cease payments shall be in addition to such other remedies as may be available to the Company and shall not be deemed to release Employee from any of the ongoing restrictions or obligations of this Agreement, nor shall it be construed as remedy that eliminates or compromises in any way the Company’s right to secure Employee’s compliance with the restrictions in this Agreement through injunctive relief or other legal or equitable remedies.

(d)     Return of Gains. The consideration granted Employee under Section 2 above is expressly provided to Employee in exchange for Employee’s agreement to the restrictions in Section 3. Employee specifically recognizes and affirms that the covenants in Section 3 are material and important terms of this Agreement and are a material inducement for the Company agreeing to provide the consideration set forth Section 3 above. Therefore, Employee agrees that should all (or any part deemed material by the Company) of the restrictions in Section 3 on Employee be held unenforceable by a court of law, the Company shall be entitled to receive from Employee a return of all Accelerated Shares and Employee shall be required to make a payment to the Company that equals eighty percent (80%) of the monetary gains Employee has acquired through the consideration provided to Employee in Section 2, and all of the Company’s ongoing obligations under Section 2, if any then exist, shall cease and be deemed void (other than any obligations under COBRA that are required to continue). If Employee has sold, transferred, or otherwise disposed of the Accelerated Shares, the Company shall be entitled to receive from Employee an amount equal to the fair market value of the Accelerated Shares on the date of such sale, transfer, or other disposition. This return of gains obligation is a return of consideration due to the failure of mutually dependent clauses in the Agreement and not a liquidated damages remedy, nor shall it substitute for or eliminate any remedy (legal or equitable) that Company may otherwise be entitled to.

5.     Taxes. Employee shall be responsible for the payment of any and all required federal, state,

local, and foreign taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Employee under this Agreement. Notwithstanding any other provision herein contained, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided to, Employee under this Agreement and report on any applicable federal, state, local or foreign tax reporting form any income to Employee determined by the Company as resulting from such amounts payable or benefits provided hereunder.

6.     Release

(a)     General Release. Employee acquits, releases, and forever discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates, shareholders, partners, current and former officers, directors, employees, agents, attorneys, and representatives (collectively, the “Released Parties”) of and from all, and in all manner of, actions and causes of action, suits, debts, claims, and demands whatsoever, in law or in equity, which he ever had, may now have, or may hereafter have with respect to any aspect of his employment by, or retirement from, the Company or with respect to any other matter whatsoever, whether known or unknown to Employee at the time of execution of this Agreement, with the sole exception of any claim that the Company violated its commitments under this Agreement. In addition, Employee hereby waives any and all claims that the restrictions on Employee’s conduct provided for in Section 3 of this Agreement are not reasonable and fully enforceable as written.

(b)     ADEA. Employee acknowledges that he has had adequate and legally sufficient time to review and seek legal guidance concerning this Agreement. Specifically, Employee acknowledges that this Agreement was provided to him on February 4, 2020, and that he has twenty-one (21) days to consider this Agreement. If Employee chooses to execute this Agreement prior to the end of twenty-one (21) days, it is solely his choice. Employee may cancel this Agreement within seven (7) days following his signing of this Agreement (“Revocation Period”). Employee understands and agrees that if he revokes this Agreement within the Revocation Period, the Company is not obligated to fulfill the obligations contained in Section 2. Employee has been advised to consult with an attorney or advisor concerning this Agreement. Employee understands the rights that have been waived by this Agreement, including rights under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as amended, but does retain the right to file a charge or challenge the validity of this waiver as to ADEA claims covered by the Older Workers Benefit Protection Act; such a challenge will not affect the validity of the release of any other claims covered by this agreement. Employee agrees that this Agreement is written in language that employee understands.

(c)     Section 3 Release. Employee hereby waives any and all claims that the restrictions on Employee’s conduct provided for in Section 3 of this Agreement are not reasonable and fully enforceable as written.

7.     Intentionally Deleted.

8.     Restriction Limits. Nothing in this Agreement or other confidentiality agreements prohibit Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission), requires notice to or approval from the Company before doing so, or prohibits Employee from cooperating in an investigation conducted by such a government agency. Employee is hereby provided notice that under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016, notwithstanding any other provisions of this Agreement: (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose a trade secret to the attorney of the individual and use trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

9.      Waiver, Integration, and Modification. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced. The waiver by any party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party, nor shall any waiver operate or be construed as a rescission of this Agreement. Employee agrees that in executing this Agreement, Employee does not rely and has not relied on any document, representation, or statement, whether written or oral, other than those specifically set forth in this Agreement. Except as otherwise stated herein, the parties hereto agree that this Agreement contains the entire agreement and understanding by and between them with respect to the subject matter of this Agreement and that there exist no other agreements, oral or written, between them relating to the subject matter of this Agreement, whether or not within the knowledge or contemplation of either or both of the parties hereto at the time of execution of this Agreement; provided, however, that this Agreement supplements and does not replace or eliminate any agreement between the parties concerning nondisclosure and confidentiality obligations (such as the Confidentiality Agreement), and supplements but does not replace or eliminate any noncompete or nonsolicit obligations that Employee has agreed to under any prior agreement (such as the Company’s Noncompete and Nonsolicit Agreement) or as part of the grant of restricted stock units or other equity based compensation (such as those under the J.B. Hunt Transport Services Restricted Stock Unit Agreement). No change or modification to this Agreement shall be valid or binding unless the same is in writing and signed by the Party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement.

10.     Mutual Drafting. The wording in this Agreement was reviewed and accepted by all parties after reasonable time to review with legal counsel, and no party shall be entitled to have any wording of this Agreement construed against the other party as the drafter of the Agreement in the event of any dispute in connection with this Agreement.

11.     Severability. The parties hereto agree that the invalidity of any provision or provisions of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid provisions were omitted.

12.     Jurisdiction, Venue, and Controlling Law. Venue of any action brought to enforce, relating to, or otherwise arising from this Agreement shall be brought exclusively in the Circuit Court of Benton County, Arkansas. Employee hereby submits to, consents to and waives any objection to the personal jurisdiction of such Arkansas court over Employee and waives any and all objections to the exclusive location of legal proceedings related to or arising from this Agreement in Arkansas (including, without limitation, any objection based on cost, convenience or location of relevant persons). Employee further agrees this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Arkansas, without regard to any contrary conflict of law rules or principles of Arkansas or any other state.

13.     Jury Trial Waiver. The parties hereby waive their right to jury trial on any legal dispute arising from or relating to this Agreement, and consent to the submission of all issues of fact and law arising from this Agreement to the judge of a court of competent jurisdiction as otherwise provided for above.

[SIGNATURE PAGE TO FOLLOW]

WHEREFORE, the parties hereto have read all of the foregoing, understand the same, and agree to all of the provisions contained herein.

J.B. Hunt Transport, Inc.

/s/ Terrence Matthews		By	/s/ John Roberts, III
Terrence Matthews		John Roberts, III, President and CEO

Dated	February 6, 2020	Dated	February 6, 2020

EXHIBIT 1

February 6, 2020

J.B. Hunt Transport, Inc.

615 J.B. Hunt Corporate Drive

Lowell, AR 72745

Attn: John Roberts, President and CEO

Re:     Officer and Director Roles

Dear John:

Please accept this letter as acknowledgement that I am retiring and hereby resign from any and all officer and/or director positions that I may hold or have held with J.B. Hunt Transport Services, Inc. and any of its subsidiaries and affiliates (collectively “the Company”), effective as of April 1, 2020 and that I am resigning from my employment with Company effective as of July 16, 2020.

Best regards,

Terrence Matthews

EXHIBIT 2

See attached.